Exhibit 10.1

Magnum D'Or Resources, Inc.
1326 SE 17th Street, #513
Ft. Lauderdale, Florida 33316

Re: Resignation as a Director and as Vice President of Magnum D'Or Resources, Inc.

Gentlemen:

Effective December 29, 2009, I hereby resign as a director of Magnum D'Or Resources, Inc. and resign as its Vice President – Canada Operations. There are no disagreements between me and Magnum D'Or Resources, Inc.

Michel Boux